Exhibit 99.1

Farmer Brothers Names Vance Fisher Chief Financial Officer

NORTHLAKE, Texas, May 22, 2024 – Farmer Brothers (NASDAQ: FARM) a leading roaster, wholesaler, and distributor of coffee, tea and allied products, announced today it has appointed Vance Fisher as chief financial officer. Brad Bollner, who has served as the company’s interim CFO since August 2023, will remain with the company as its vice president of finance.

“Vance is an experienced CFO with a proven track record of helping organizations grow revenue and EBITDA,” said Chief Executive Officer John Moore. “We are excited to have him join our leadership team as we continue to unlock the full potential of our direct store delivery (DSD) network and drive strategic, long-term growth. We are also especially appreciative of Brad’s diligence and contributions throughout our recent transition.”

Mr. Fisher, who has more than 25 years of financial leadership experience, most recently served as CFO of Nothing Bundt Cakes, where he helped triple the company’s EBITDA in as many years. He has also previously served as CFO of Dunn’s River Brands, a DSD food and beverage company, and Daisy Brand, where he helped drive revenue and profitability growth by four-fold during his nine-year tenure. Mr. Fisher holds bachelor’s degrees in both accounting and finance from the University of Oklahoma.

“Farmer Brothers has long been regarded as an industry leader and expert in coffee and I am excited to be joining the company at such a pivotal time as it refocuses on its DSD business,” said Mr. Fisher. “I look forward to working with John and team to build on recent success as the company focuses on further improving our cost structure, generating revenue and driving top line growth.”

About Farmer Brothers
Founded in 1912, Farmer Brothers is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The company’s product lines include organic, Direct Trade and sustainably produced coffee, as well as tea, cappuccino mixes, spices and baking/biscuit mixes.

Farmer Brothers delivers extensive beverage planning services and culinary products to a wide variety of U.S.-based customers, ranging from small independent restaurants and foodservice operators to large institutional buyers, such as restaurant, department and convenience store chains, hotels, casinos, healthcare facilities and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products and foodservice distributors. The company’s primary brands include Farmer Brothers, Boyd’s, Cain’s, China Mist and West Coast Coffee.

Investor relations contact
Ellipsis
Investor.relations@farmerbros.com
646-776-0886

Media contact
Brandi Wessel
Director of Communications
405-885-5176
bwessel@farmerbros.com